Exhibit 10.22

INVESTMENT AGENCY COST ALLOCATION AGREEMENT

This Investment Agency Cost Allocation Agreement (“Agreement”) dated as of this 30th day of October, 2002, by and between Nationwide Life Insurance Company (“Principal”) and Nationwide Cash Management Company (“Agent”).

WITNESSETH:

WHEREAS, the Agent is a subsidiary of Nationwide Mutual Insurance Company (“Parent Company”) and was formed for the purpose of making, holding and administering short-term investments (maturing in one year or less) for and on behalf of the Parent Company and other companies affiliated with or related to the Parent Company; and

WHEREAS, the purpose of this Agreement is to provide for the terms and conditions under which the Agent will make, hold and administer certain investments for and on behalf of the Principal; and

WHEREAS, this Agreement supersedes and terminates all previous Investment Agency Agreements between Principal and Agent.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, the parties, intending to be legally bound, do hereby represent, warrant, covenant and agree as follows:

1.	This Agreement supersedes and terminates all previous Agreements between Principal and Agent, and shall take effect on the date first written above.

2.	Investment Account. The Agent shall maintain in an investment account (the “Account”) for and on behalf of the Principal all money, securities, evidences of indebtedness, certificates of deposit and other property (collectively “Investments”) deposited in or purchased or otherwise acquired for and on behalf of the Principal from time to time pursuant to the terms and upon the conditions of this Agreement.

3.	Authority of Agent. The Principal hereby authorizes the Agent, upon the terms and subject to the conditions of this Agreement, to engage in any of the following activities for and on behalf of the Principal:

(a)	Upon the written instructions or oral instructions confirmed in writing of the Principal or any authorized representative of the Principal, to sell, purchase, hypothecate, transfer or otherwise acquire or dispose of, whether through brokerage transactions or otherwise, Investments for the Account of the Principal;

(b)	To collect and credit to the Account of the Principal all dividends, interest and other income on the Investments held for the Account of the Principal;

(c)	To collect and credit to the Account of the Principal all proceeds from the sale, redemption or other disposition of the Investments held for and on behalf of the Principal; and

(d)	To hold all funds deposited with the Agent and Investments purchased with such funds on behalf of Principal at the Agent’s designated banks. Such banks in the Agent’s account on behalf of the Principal will hold these funds and/or Investments.

4.	Duties of the Agent. Upon the terms and subject to the conditions of this Agreement, the Agent shall perform the following duties:

(a)	At all times hold all funds and other Investments in the Account of the Principal subject to the written instructions with respect thereto as the Principal or its representative designated in writing to the Agent shall direct from time to time; and

(b)	Furnish to the Principal statements of receipts, disbursements and investment income earned of and for the Account for such periods and in such reasonable detail as the Principal may from time to time request.

(c)	Upon termination of this Agreement, the Agent shall immediately withdraw from the Account all funds held therein by Agent on behalf of the Principal and deliver and pay over the same to the Principal.

5.	Authority to Commingle Investments. The Principal understands and agrees that the Agent may from time to time act as agent solely for the Parent Companies and other companies or entities which are affiliated with or related to the Parent Companies (collectively with the Parent Companies, the “Related Principals”) under the terms and subject to the conditions of Investment Agency Agreements which are substantially identical to this Agreement. The Principal expressly authorizes the Agent to intermingle or commingle the Investments held for the Account of the Principal with the Investments held for the several Accounts of one or more Related Principals and to jointly hold or jointly purchase, sell, hypothecate, transfer or otherwise acquire or dispose of Investments for the several Accounts of the Principal and one or more Related Principals.

6.

Ownership of Investment. All Investments held or acquired for the Account of the Principal whether or not commingled, intermingled or jointly acquired for the several Accounts of the Principal and one or more Related Principals, shall for all purposes continue to be the property of the Principal, either in its individual capacity of as joint or common tenant or owner with such other Related Principal or Related Principals.

7.	Limited Authority. The Agent shall have only such authority and duties to make, hold and administer Investments for the Account of the Principal as specifically provided for in this Agreement. Specifically, and without limitation of the foregoing sentence, the Agent shall not have (i) the discretionary authority to purchase, sell, hypothecate, transfer or otherwise acquire or dispose of any Investments for the Account of the Principal, nor (ii) the duty to advise the Principal or its representatives as to the value of any Investment or to provide analysis of any Investment to the Principal or its representatives.

8.	Relationship to Third Parties. In order that the negotiability or transferability of the Investments shall not be limited and notwithstanding the provisions of Section 7 of this Agreement, the Principal acknowledges that every person or entity dealing with the Agent shall be justified and protected in relying upon the authority of the Agent to act for and on behalf of the Principal in the purchase, sale, hypothecation, transfer or other acquisition or disposition of Investments and shall not be required to ascertain whether the approval or direction of the Principal or its representatives has been obtained.

9.	Insurance Department Examination. The Principal and Agent understand and agree that any appropriate insurance department or other regulatory authority shall be entitled to examine the records of the Agent as they pertain to the Principal’s Investments in the Account during Advisor’s regular business hours.

10.	Insolvency. In the event of the insolvency of the Principal, all funds of the Principal deposited with the Agent shall be payable directly to the liquidator, receiver, or statutory successor of the Principal, without diminution of the insolvency of the Principal.

11.	Compensation of Agent. As compensation for the services provided by the Agent under this Agreement, the Agent shall receive a reimbursement of its costs. Agent’s costs generated within Nationwide, are allocated to the Agent through Nationwide’s Cost Management System, which has been approved by the Ohio Department of Insurance. Expenses shall be allocated consistent with guidance contained in Statement of Statutory Accounting Principles No. 70, Allocation of Expenses. Agent’s costs charged by third parties are paid directly by Agent to the third party. Principal’s pro-rata share of costs shall be deducted from the rate earned by the Principal on money invested with Agent. The books, accounts and records shall be so maintained as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as is necessary to support the fee charged to the Client.

12.	Indemnification of Agent. The Principal shall indemnify the Agent and hold the Agent harmless from and against all actions, claims, demands, liabilities, losses, damages or expenses of whatever kind, including without limitation, attorneys’ fees, sustained or incurred by the Agent in carrying out its authority or duties under this Agreement, unless resulting from its own negligence or willful misconduct which shall be deemed to exist unless the Agent can prove that it was not negligent or did not act with willful misconduct. Notwithstanding the above, however, the Agent shall be liable to Principal for all losses of or to the Investments due to fire, robbery, burglary, theft or mysterious disappearance while in the possession of the Agent.

13.	Termination of Agreement. This Agreement may be terminated at the end of each business day by the Principal upon written notice to the Agent and at any time by the Agent upon 30 days’ written notice to the Principal.

14.	No Partnership Created. Nothing herein contained shall constitute the Principal as a partner of the Agent or as a partner of the Related Principals.

15.	Governing Law. This Agreement will be deemed to have been entered into and shall be construed and enforced in accordance with the laws of Ohio.

16.	Complete Agreement Waivers, Amendments, Etc. This Agreement constitutes the complete agreement of the Principal and Agent with respect to the subject matter hereof. No waiver of any rights under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform will be deemed to be a waiver of any future such right or of any other right arising under this Agreement.

17.	Headings. Section headings contained in this Agreement are included for convenience only and form no part of the Agreement between the parties.

18.	Notice. Notices required or permitted hereunder will be in writing and shall be sent to the addresses given below or to such other addresses as the parties may hereafter specify, and will be deemed given:

(a)	When delivered to an authorized officer of either party; or

(b)	Three days after mailing by prepaid first class to an authorized officer of either party.

19.	Counterparts. This Agreement may be executed in any number of counterparts, each of whom will be an original and all of which will constitute together but one and the same document.

The Principal and the Agent as of the date first written above executed this Agreement in duplicate originals.

NATIONWIDE LIFE INSURANCE COMPANY		NATIONWIDE CASH MANAGEMENT COMPANY

(Principal)		(Agent)

One Nationwide Plaza Columbus, Ohio 43215		One Nationwide Plaza Columbus, Ohio 43215

By:		By:

	Carol L. Dove		Michael D. Maier
Title:	Associate Vice President Treasury Services and Assistant Treasurer	Title:	Assistant Treasurer